Filed Pursuant to Rule 424(b)(2)
Registration No. 333-172299

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 26, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated February 16, 2011)

€300,000,000         % Notes due 2020

Dover Corporation is offering €300,000,000 aggregate principal amount of         % notes due 2020 (the “notes”). The notes will bear interest at the rate of         % per year, which interest shall accrue from                 , 2013. Interest on the notes will be payable annually on                 , commencing                 , 2014. The notes will mature on                 , 2020.

We may redeem some or all of the notes at any time, each at the applicable “make-whole” redemption price indicated under the heading “Description of Notes—Optional Redemption” beginning on page S-29 of this prospectus supplement. In addition, the notes may be redeemed in whole but not in part, at any time at our option, in the event of certain developments affecting U.S. taxation. See “Description of Notes—Redemption for Tax Reasons” beginning on page S-32 of this prospectus supplement.

The notes will be our senior unsecured debt obligations and will rank on parity with all of our other senior unsecured indebtedness. The notes will not be convertible or exchangeable for any other securities.

Investing in our notes involves risks that are described under “Supplemental Risk Factors” beginning on page S-11 of this prospectus supplement and “Risk Factors” on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discount and Commissions		Proceeds, Before Expenses, to Us

Per % Note due 2020		%		%		%

Total	€		€		€

(1)	Plus accrued interest, if any, from , 2013.

The notes will be issued in book-entry form only, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange. We expect trading in the notes on the New York Stock Exchange to begin within 30 days after the original issue date.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) on or about                 , 2013, which is the sixth London business day following the date of this prospectus supplement. Purchasers of the notes should note that trading of the notes may be affected by this settlement date.

Joint Book-Running Managers

Deutsche Bank	Goldman, Sachs & Co.

                    , 2013

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should only assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of the respective document. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

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The notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting—Sales Outside the United States” in this prospectus supplement.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (2003/71/EC) (and amendments thereto, including Directive 2010/73/EU) (the “Prospectus Directive”) (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or accompanying prospectus or any of their contents.

This prospectus supplement and accompanying prospectus have not been approved for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply. The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

IN CONNECTION WITH THE ISSUE OF THE NOTES, GOLDMAN, SACHS & CO. (IN THIS CAPACITY, THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON ITS BEHALF) MAY

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OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE NOTES IS MADE, AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. SEE “UNDERWRITING.” THE UNDERWRITERS HAVE ADVISED US THAT ANY STABILIZATION ACTION COMMENCED WILL BE CARRIED OUT IN ACCORDANCE WITH APPLICABLE LAWS AND REGULATIONS.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes and other matters relating to us and our business, properties, financial condition, results of operations and prospects. The second part is the accompanying prospectus, which gives more general information about debt securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement replaces the information in the accompanying prospectus.

Except as the context otherwise requires, or as otherwise specified in this prospectus supplement or the accompanying prospectus, the terms “we,” “our,” “us,” “the Company” and “Dover” refer to Dover Corporation and its subsidiaries. References to “euro,” “euros” and “€” are to the single currency introduced at the third stage of the European Monetary Union pursuant to the Treaty establishing the European Community, as amended, and “U.S. dollars,” “U.S.$” or “$” are to the currency of the United States of America. Other than pro forma information or except as noted, all financial data included or incorporated by reference in this prospectus supplement have been presented in accordance with generally accepted accounting principles of the United States of America.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision with respect to the notes.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). In addition, we have filed a registration statement and related exhibits with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov or at our website at www.dovercorporation.com. You may also read and copy any document we file with the SEC at its public reference room at

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100 F Street, N.E., Washington, D.C. 20549. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (+) 1-212-656-3000.

You may also obtain copies of this information at prescribed rates by writing to the public reference section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (+) 1-800-SEC-0330 for further information on the operation of the public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information which we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update and supersede any inconsistent information in this prospectus supplement and accompanying prospectus and in our other filings with the SEC.

We incorporate by reference the following documents that we previously filed with the SEC (SEC File No. 001-04018) (other than any information in such documents that is deemed not to be filed):

•	our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 15, 2013;

•	the portions of our proxy statement filed with the SEC on March 18, 2013 incorporated by reference into the 2012 Annual Report;

•

our quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the SEC on April 17, 2013, July 18, 2013 and October 17, 2013, respectively; and

•	our current reports on Form 8-K, filed with the SEC on February 14, 2013, February 21, 2013, May 7, 2013, August 26, 2013 and September 30, 2013.

These documents contain important information about our business and our financial performance.

We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of the filing of the registration statement and prior to the termination of the offering; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus supplement and accompanying prospectus.

You may obtain a free copy of these filings from us by telephoning or writing to us at the following address and telephone number:

Dover Corporation

3005 Highland Parkway, Suite 200

Downers Grove, IL 60515

Attention: Corporate Secretary

Telephone: (+) 1-630-541-1540

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FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus may constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Statements in this prospectus supplement or the accompanying prospectus that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “indicates,” “suggests,” “will,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “forecast,” “management is of the opinion” or the use of the future tense and similar words or phrases. These statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, industries in which Dover businesses operate and the U.S. and global economies. We cannot assure you that any forward-looking statement will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties, and the possibility of inaccurate assumptions, including the factors discussed under “Supplemental Risk Factors” in this prospectus supplement or “Risk Factors” in our filings with the SEC incorporated by reference. Other important factors to consider in evaluating forward-looking statements include:

•	the state of the worldwide economy and sovereign credit;

•	political events that could impact the worldwide economy;

•	the impact of natural disasters and their effect on global supply chains and energy markets;

•	current economic conditions and uncertainties in the credit and capital markets;

•	instability in countries where Dover conducts business;

•	the ability of Dover’s businesses to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements;

•	increased competition and pricing pressures in the markets served by Dover’s businesses;

•	the impact of the proposed spin-off discussed elsewhere in this prospectus supplement and our ability to consummate it on the anticipated time line or terms;

•	the terms and timing of the sale of any business in discontinued operations;

•	the impact of loss of a single-source manufacturing facility;

•	changes in customer demand or loss of a significant customer;

•	the relative mix of products and services which impacts margins and operating efficiencies;

•	short-term capacity constraints;

•	increases in the cost of raw materials;

•

domestic and foreign governmental and public policy changes including environmental regulations, conflict minerals disclosure requirements, and tax policies (including domestic and international export subsidy programs, R&E credits and other similar programs);

•	protection and validity of patent and other intellectual property rights;

•	the ability to identify and successfully consummate value-adding acquisition opportunities;

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•	the Company’s ability to achieve expected savings from integration, synergy and other cost-control initiatives;

•	unforeseen developments in contingencies such as litigation;

•	international economic conditions including interest rate and currency exchange rate fluctuations;

•	possible future terrorist threats and their effect on the worldwide economy;

•	and a downgrade in Dover’s credit ratings.

In addition, forward-looking statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. It is not possible to predict or identify all risk factors and uncertainties.

If known or unknown risks or uncertainties materialize, or if underlying assumptions prove inaccurate, actual results could vary materially from anticipated, estimated, or projected results. Any forward-looking statements are made as of the date of the document in which they appear. We do not undertake to update any forward-looking statement that we may make from time to time, except as required by law.

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SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and may not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Dover Corporation

Overview

Dover Corporation is a diversified global manufacturer focusing on innovative equipment and components, specialty systems, and support services provided through its four major operating segments: Energy, Engineered Systems, Printing & Identification and Communication Technologies. The Company’s entrepreneurial business model encourages, promotes, and fosters deep customer engagement, which has led to Dover’s well-established and valued reputation for providing superior customer service and industry-leading product innovation. Dover was incorporated in 1947 in the State of Delaware and became a publicly traded company in 1955. Dover is headquartered in Downers Grove, Illinois.

Our Energy segment provides highly-engineered solutions for the safe and efficient extraction and handling of oil and gas in the drilling, production, and downstream markets. Our Engineered Systems segment is comprised of two platforms, Fluid Solutions and Refrigeration & Industrial, which are industry leaders in the fluids systems, refrigeration and food equipment, and certain other industrial markets. Our Printing & Identification segment provides integrated printing, coding, and dispensing solutions for the consumer goods, food, pharmaceutical, and industrial markets. Our Communication Technologies segment is engaged in the design and manufacture of innovative products and components in the consumer electronics, medical technology, aerospace/defense, and telecom/other markets. As discussed below, Knowles Corporation, a company comprising certain of our Communication Technologies businesses, is to be spun-off from the Company. The remaining Communication Technologies businesses provide mechanical and microwave components for the aerospace/defense markets and quick disconnect couplings for the fluids markets.

Management Philosophy

Our businesses are committed to operational excellence and to being market leaders as measured by market share, customer service, innovation, profitability, and return on invested capital. Our operating structure of four business segments and two platforms allows for focused acquisition activity, accelerates opportunities to identify and capture operating synergies, including global sourcing and supply chain integration, and advances the development of our executive talent. Our segment and executive management set strategic direction, initiatives and goals, provide oversight, allocate and manage capital, are responsible for major acquisitions, and provide other services. We foster an operating culture with high ethical standards, trust, respect, and open communication, to allow individual growth and operational effectiveness.

In addition, we are committed to creating value for our customers, employees, and shareholders through sustainable business practices that protect the environment and developing products that help our customers meet their sustainability goals. Our companies are increasing their focus on efficient energy usage, greenhouse gas reduction, and waste management as they strive to meet the global environmental needs of today and tomorrow.

Business Strategy

Positioning ourselves for growth

We have aligned our business segments to focus on key-end markets that are well-positioned for future growth. In particular, our businesses are well-positioned to capitalize on growth trends in the areas of global energy demand, sustainability, consumer product safety, communications, and emerging economies. Our Energy segment is driven by a growing demand for innovative extraction technologies. The growing demand from emerging economies, plus expanding exploration activity around the globe will provide significant opportunities for this segment. Our Engineered Systems segment combines its engineering technology, unique product advantages, and applications expertise to address market needs and requirements including sustainability, consumer product safety, and growth in emerging economies, while our Printing & Identification segment is responding to the growing requirements for consumer product safety and traceability technologies by providing integrated printing, coding, and identification solutions with a global reach, in the growing markets of fast moving consumer goods and industrial applications. Our Communication Technologies segment is driven in part by growth in the aerospace/defense markets and fluids markets.

Capturing the benefits of common ownership

We are committed to operational excellence, and have implemented various productivity initiatives, such as supply chain management, lean manufacturing, and facility consolidations to maximize our efficiency, coupled with workplace safety initiatives to help ensure the health and welfare of our employees. We foster the sharing of best practices throughout the organization. To ensure success, our businesses place strong emphasis on continual quality improvement and new product development to better serve customers and expand into new product and geographic markets. We have also developed regional support centers and shared manufacturing centers in China, Brazil, and India. Further, we continue to make significant investments in talent development, recognizing that the growth and development of our employees are essential for our continued success.

Disciplined capital allocation

Our businesses generate annual free cash flow of approximately 10% of revenue. We are focused on the most efficient allocation of our capital to maximize investment returns. To do this, we grow and support our existing businesses, with annual investment in capital spending approximating 3.5% of revenue with a focus on internal projects to expand markets, develop products, and boost productivity. We continue to evaluate our portfolio for strategic fit and intend to make additional acquisitions focused on our key growth spaces: energy, product ID, refrigeration and food equipment, and fluid solutions. We consistently provide shareholder returns by paying dividends, which have increased annually over each of the last 58 years. We will also continue to repurchase our shares per our previously announced share repurchase programs.

Portfolio Development

Acquisitions

Our acquisition program has two key elements. First, we seek to acquire value creating add-on businesses that enhance our existing businesses either through their global reach and customers, or by broadening their product mix. Second, in the right circumstances, we will strategically pursue larger, stand-alone businesses that have the potential to either complement our existing businesses or allow us to pursue innovative technologies within our key growth spaces.

Our future growth depends in large part on finding and acquiring successful businesses, as a substantial number of our current businesses operate in relatively mature markets. While we expect to generate annual organic growth of 4%—5% over a long-term business cycle absent extraordinary economic conditions, sustained organic growth at these levels for individual businesses is difficult to achieve consistently each year. Our success is also dependent on the ability to successfully integrate our acquired businesses within our existing structure. To track post-merger integration and accountability, we utilize an internal tool kit and defined processes to help ensure synergies are realized and value is created, as had been planned when the acquisition was made.

Dispositions

We continually review our portfolio to evaluate whether our businesses continue to be essential contributors to our long-term strategy. Occasionally, we may also make an opportunistic sale of one of our businesses based on specific market conditions and strategic considerations. We may also engage in other strategic transactions that may result in the disposition of one or more businesses, such as our planned spin-off of Knowles Corporation discussed elsewhere in this prospectus supplement.

Business Segments

We currently operate through four business segments that are aligned with the key end-markets they serve and comprise our operating and reportable segments: Energy, Engineered Systems, Printing & Identification and Communication Technologies.

Energy

Our Energy segment serves the oil, gas, and power generation industries with products that promote efficient and cost-effective drilling, extraction, storage, and movement of oil and gas products, or constitute critical components for power generation equipment. This segment consists of the following lines of business:

•

Drilling—Our businesses serving the drilling market design and manufacture products that promote efficient and cost-effective drilling, including long-lasting polycrystalline diamond cutters (PDCs) for applications in down-hole drilling tools and quartz pressure transducers and hybrid electronics used in down-hole tools and monitoring devices.

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Production—Our businesses serving the production market design and manufacture products and components that facilitate the extraction and movement of fuel from the ground, including steel sucker rods, down-hole rod pumps, progressive cavity pumps and drive systems, plunger lifts, and accessories used in artificial lift applications in oil and gas production; pressure, temperature, and flow monitoring equipment used in oil and gas exploration and production applications; and control valves and instrumentation for oil and gas production. In addition, these businesses manufacture various compressor parts that are used in the natural gas production, distribution, and oil refining markets; and winches, hoists, gear drives, swing drives, auger drives, slewing ring bearings, hydraulic pump, and electronic monitoring solutions for energy, infrastructure, and recovery markets worldwide.

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Downstream—Our businesses serving the downstream market produce systems and products that support efficient, safe, and environmentally-sensitive transportation and handling of fuel, hazardous liquids, and dry-bulk commodities. Vehicle fuel dispensing products include conventional, vapor recovery, and clean energy (LPG, CNG, and Hydrogen) nozzles, swivels, and breakaways, as well as tank pressure management systems. Products manufactured for the transportation, storage, and processing of hazardous liquid and dry-bulk commodities include relief valves, loading/unloading angle valves, rupture disc devices, actuator systems, level measurement gauges, swivel joints, butterfly valves, lined ball valves, aeration systems, industrial access ports, manholes, hatches, collars, weld rings, and fill covers. In addition, we offer bearings, bearing isolators, seals, and remote condition monitoring systems that are used for rotating machinery applications such as turbo machinery, motors, generators, and compressors used in energy, utility, marine, and other industries.

Our Energy segment’s sales are made directly to customers and through various distribution channels. We manufacture our products primarily in North America, and our sales are concentrated in North America with an increasing level of international sales directed largely to Europe, Central and South America, China, the Middle East, and Australia.

Engineered Systems

Our Engineered Systems segment combines its engineering technology, unique product advantages, and applications expertise to address market needs and requirements including sustainability, consumer product safety needs, and growth in emerging economies. To better serve its end-markets, the segment manages its products and services through two core business platforms, Fluid Solutions and Refrigeration & Industrial, as described below.

Fluid Solutions

The Fluid Solutions platform designs and manufactures pumps, compressors, and chemical proportioning and dispensing products. The pumps and compressors are used to transfer liquid and bulk products and are sold to a wide variety of markets, including the refined fuels, LPG, pulp and paper, wastewater, food/sanitary, military, transportation, and chemical process industries. The pumps include centrifugal, reciprocating (double diaphragm), and rotary pumps that are used in demanding and specialized fluid transfer process applications. The chemical portioning and dispensing systems are used to dilute and dispense concentrated cleaning chemicals and are sold to the food service, health care, supermarket, institutional, school, building service contractor, and industrial markets. In addition, the platform manufactures copper-brazed compact heat exchangers and designs software for heating and cooling substations. Fluid Solutions products are manufactured in the United States, South America, Asia, and Europe and marketed globally through direct channels and a network of distributors.

Refrigeration & Industrial

The Refrigeration & Industrial platform manufactures products and systems serving the refrigeration and food equipment and other industrial markets, as follows:

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Refrigeration and food equipment—Our businesses manufacture refrigeration systems, refrigeration display cases, walk-in coolers and freezers, specialty glass, commercial glass refrigerator and freezer doors, electrical distribution products and engineering services, commercial foodservice equipment, cook-chill production systems, custom food storage and preparation products, kitchen ventilation systems, conveyer systems, beverage can-making machinery, and packaging machines used for meat, poultry, and other food products. The platform’s refrigeration/food related manufacturing facilities and distributing operations are principally in North America, Europe, and Asia.

The majority of the refrigeration/food systems and machinery that are manufactured or serviced by the Refrigeration & Industrial platform are used by the supermarket industry, “big-box” retail and convenience stores, the commercial/industrial refrigeration industry, institutional and commercial foodservice and food production markets, and beverage can-making industries. The commercial foodservice cooking equipment products serve their markets worldwide through a network of dealers, distributors, national chain accounts, manufacturer representatives, and a direct sales force with the primary market being North America.

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Other industrial—We also serve the vehicle service, industrial automation, and waste and recycling markets. Our businesses serving the vehicle service markets provide a wide range of products and services that are utilized in vehicle services, maintenance, washing, repair, and modification. Vehicle lifts and collision equipment are sold through equipment distributors and directly to a wide variety of markets, including independent service and repair shops, collision repair shops, national chains and franchised service facilities, new vehicle dealers, governments, and directly to consumers via the Internet. The businesses also produce 4WD and AWD powertrain systems and accessories for off-road vehicles, which are sold to OEMs and through extensive dealer networks primarily in North America. These other industrial manufacturing operations are located primarily in North and South America, Asia, and Europe.

The businesses in the industrial automation market provide a wide range of modular automation components including manual clamps, power clamps, rotary and linear mechanical indexers, conveyors, pick and place units, glove ports and manipulators, as well as end-of-arm robotic grippers, slides, and end effectors. These products serve a very broad market including food processing, packaging, paper processing, medical, electronic, automotive, nuclear, and general industrial products. They are produced in North America, Europe, and Asia and are marketed globally on a direct basis to OEMs and through a global dealer and distribution network to industrial end users. We also provide highly engineered hydraulic cylinders and swivels to the North American markets for use in mining and resource recovery, vehicle recovery, materials handling, and various other OEM applications.

Our businesses serving waste and recycling markets provide products and services for the refuse collection industry and for on-site processing and compaction of trash and recyclable materials. Products are sold to municipal customers, national accounts, and independent waste haulers through a network of distributors and directly in certain geographic areas. The on-site waste management and recycling systems include a variety of stationary compactors, wire processing and separation machines, and balers that are manufactured and sold primarily in the

United States to distribution centers, malls, stadiums, arenas, office complexes, retail stores, and recycling centers.

Printing & Identification

Our Printing & Identification segment is a worldwide supplier of precision marking & coding, printing, dispensing, soldering and coating equipment, and related consumables and services. The segment serves two broad global end-markets: fast moving consumer goods and industrial.

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Fast Moving Consumer Goods (FMCG)—Our businesses serving this market primarily design and manufacture marking & coding products used for printing variable information (such as date codes and serial numbers) on food, beverage, consumer goods, and pharmaceutical products, capitalizing on expanding food and product safety requirements and growth in emerging markets.

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Industrial—Our products used by the industrial market are primarily marking & coding, bar code & portable printers, and fluid dispensing related products serving a number of industrial end markets including aerospace, cable, military, material packaging, industrial assembly, and medical devices capitalizing on growing industrial-related manufacturing in emerging markets. Additional products include broad line marking solutions leveraged for secondary packaging, such as cartons and pallets for use in warehouse logistics operations and bar code and portable printers used where on-demand labels/receipts are required.

Communication Technologies

Our Communication Technologies segment currently serves the following major markets: consumer electronics, medical technology, aerospace/defense, and telecom/other.

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Consumer electronics—Our businesses serving the consumer electronics market design, manufacture, and assemble micro-acoustic audio input and output components for use principally in personal mobile handsets.

•

Medical technology—Our businesses serving the medical technology market manufacture advanced miniaturized receivers and electromechanical components for use in hearing aids, connectors for use in a variety of medical devices and bio processing applications, and specialized components for use in implantable devices and medical equipment.

•

Aerospace/Defense—Our businesses serving the aerospace/defense markets manufacture precision engineered components and aftermarket parts across a broad array of market applications. This includes the design and manufacture of specialty hydraulics, fasteners, bearings, switches, and filters sold to both original equipment manufacturers (“OEMs”) and as aftermarket products, as well as mechanical and frequency control communication components serving shipboard applications, strategic mission critical parts on key Airborne programs and Command and Control communications, and frequency control components, electromechanical switches, multi-layered capacitors, filters, and quick disconnect couplings. These businesses also support key space initiatives with critical communication components.

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Telecom/Other—Our businesses serving these markets manufacture frequency control components for wired and wireless network base station communications that ensure precise signal timing and filters for non-interrupted access across high speed networks.

Following completion of the planned spin-off of certain businesses within our Communication Technologies segment into a standalone, publicly traded company (the “Spin-Off”), the remaining Communication Technologies businesses will continue to serve portions of the medical technology, aerospace/defense and telecom/other markets. The retained businesses in the Communication Technologies segment do not serve the consumer electronics market unlike the businesses included in the Spin-Off.

Planned Spin-Off of Certain Communication Technologies Businesses

On May 23, 2013, we announced that our Board of Directors had approved a plan to conduct the Spin-Off. Upon completion of the Spin-Off, Knowles Corporation (“Knowles”) will be an independent, global technology company operating in the communication technologies space. Knowles will engage in the design and manufacture of innovative products and components which serve the mobile consumer electronics, medical technology, telecommunications infrastructure, military/space and other industrial end markets.

We anticipate that the transaction will be in the form of a distribution of 100% of the common stock of Knowles, which we expect to be tax-free to us and U.S. shareholders, pending receipt of a private letter ruling from the Internal Revenue Service (the “IRS”). We currently expect that the transaction will be completed early in 2014. Completion of the Spin-Off is subject to final approval by our Board of Directors, as well as other conditions such as the receipt of a favorable ruling from the IRS and the effectiveness of a registration statement filed with the SEC.

The results of operations, financial condition and cash flows for the businesses to be included in the Spin-Off are, and will continue to be, presented within our consolidated financial statements as continuing operations within the Communication Technologies segment, until the Spin-Off becomes effective, upon which the financial presentation of these businesses will be included within our discontinued operations. See “Unaudited Pro Forma Consolidated Financial Statements” for pro forma financial statements of Dover giving pro forma effect of the Spin-Off. We intend to continue to execute our long-term strategy and commitment to support organic growth and value-added strategic acquisitions by focusing on our key industrial growth spaces following the Spin-Off, namely, energy, refrigeration & food equipment, fluids, and printing & identification.

The Offering

The following is a brief summary of some of the terms of the notes. For a more complete description of the terms of the notes see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. The term “notes” refers, to the         % notes due 2020.

Issuer	Dover Corporation

Notes offered	€300,000,000 aggregate principal amount of % notes due 2020

Maturity	, 2020

Interest payment dates	of each year, beginning on , 2014

Currency of Payment	All payments of principal of, including payments made upon any redemption of the notes, premium, if any, interest on and additional amounts (as described below), if any, will be payable in euros; provided, however, that if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date.

Ranking	The notes will be unsecured and rank on parity with all of our other unsecured and unsubordinated indebtedness. As of September 30, 2013, we had approximately $5,380.7 million of total liabilities on a consolidated basis, including $2,193.4 million of senior indebtedness outstanding. Of this amount, the Company’s subsidiaries had approximately $2,631.7 million of liabilities (including trade payables) to which the notes will be effectively subordinated.

Form and Denomination	The notes will be issued in the form of one or more fully registered global securities, without coupons, in minimum denominations of €100,000 in principal amount and integral multiples of €1,000 in excess thereof. These global notes will be deposited with a common depositary on behalf of Euroclear and Clearstream and registered in the name of the common depositary or its nominee. Except in the limited circumstances described under “Description of Notes—Book-Entry; Delivery and Form; Global Note,” notes in certificated form will not be issued or exchanged for interests in global securities.

Optional redemption	We may redeem notes in whole or in part at any time at the applicable “make-whole” redemption price determined as described under “Description of Notes—Optional Redemption.”

Additional Amounts	We will, subject to certain exceptions and limitations set forth in this prospectus supplement, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us of the principal of, premium, if any, and interest on the notes to a holder who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable. See “Description of Notes—Payment of Additional Amounts.”

Redemption for Tax Reasons	We may redeem all, but not part, of the notes in the event of certain changes in the tax laws of the United States (or any taxing authority in the United States). This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the notes to the date fixed for redemption. See “Description of Notes—Redemption for Tax Reasons.”

Change of control	Upon a change of control triggering event, the holders of the notes may require us to repurchase some or all of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the repurchase date.

Further issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects.

Governing law	New York

Listing	We intend to apply to list the notes on the New York Stock Exchange.

Trading	The notes are a new issue of securities with no established trading market.

Trustee	The Bank of New York Mellon.

Paying Agent	The Bank of New York Mellon, London Branch.

Use of proceeds	We estimate that the net proceeds from the offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, will be approximately € million. We intend to use these proceeds for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Risk factors	See “Supplemental Risk Factors” included in this prospectus supplement and “Risk Factors” in the accompanying prospectus, as well as the “Risk Factors” contained in the documents incorporated or deemed incorporated by reference herein, for a discussion of risks you should carefully consider before deciding to invest in the notes.

SUPPLEMENTAL RISK FACTORS

Before investing in the notes, you should carefully consider the supplemental risks described below in addition to the risks described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities of our subsidiaries.

We conduct substantially all of our operations through our subsidiaries. However, the notes will be obligations exclusively of Dover Corporation and will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to trade creditors), which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.

As of September 30, 2013, we had approximately $5,380.7 million of total liabilities on a consolidated basis, including $2,193.4 million of senior indebtedness outstanding. Of this amount, the Company’s subsidiaries had approximately $2,631.7 million of liabilities (including trade payables) to which the notes will be effectively subordinated.

There are no financial covenants in the indenture.

Neither we nor any of our subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including senior debt, under the indenture governing the notes, although the indenture does contain a limitation on the amount of secured debt that we may incur. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

There are no financial covenants in the indenture, other than limitations on the incurrence of secured debt and sale and leaseback transactions. However, there are financial covenants in the agreement governing our outstanding credit facility and there may be financial covenants in agreements governing our future indebtedness. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of Debt Securities—Consolidation, Merger and Sale of Assets” included in the accompanying prospectus.

We have outstanding indebtedness, and our indebtedness may increase if we issue additional debt securities and do not retire existing debt.

We have outstanding debt and other financial obligations and significant unused borrowing capacity. Our debt level and related debt service obligations could have important consequences. For example, our existing and future debt and other financial obligations could:

•	require us to dedicate significant cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds we have available for other purposes;

•	reduce our flexibility in planning for or reacting to changes in our business and market conditions; and

•	expose us to interest rate risk since a portion of our debt obligations are at variable rates.

If we incur new debt, the risks described above could increase.

We may not be able to repurchase all of the notes upon a change of control triggering event.

Upon a change of control triggering event, the holders of notes may require us to repurchase some or all of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the repurchase date. As described under “Description of Notes—Change of Control,” upon the occurrence of a change of control triggering event, we will be required to make to each holder of then outstanding notes an offer to repurchase the notes. We may not have sufficient funds to repurchase the notes in cash at that time or the ability to arrange necessary financing on acceptable terms. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash.

Active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market. Although we intend to apply for listing of the notes for trading on the New York Stock Exchange, no assurance can be given that the notes will become or will remain listed or regarding development of a trading market for the notes. In addition, the liquidity of any trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for these notes, prevailing interest rates and changes in our consolidated financial condition, results of operations or prospects. A liquid trading market in the notes may not develop, which could decrease the amounts you would otherwise receive upon a sale or disposition of the notes.

Changes in our credit ratings or the debt markets could adversely affect the market prices of the notes.

The market prices for the notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the market prices of the notes.

Credit rating agencies continually review their ratings for the companies that they follow, including us. Negative changes in our ratings could have an adverse effect on the market prices of the notes. In addition, Standard & Poor’s Rating Services recently announced that it plans to apply new ratings criteria to corporate industrial companies and utilities effective the week of November 18, 2013 and accordingly previously issued ratings, including those given to the notes, could change.

An investment in the notes by a purchaser whose home currency is not euro entails significant risks.

All payments of interest on and the principal of the notes and any redemption price for the notes are expected to be made in euro. An investment in the notes by a purchaser whose home currency is not euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between euro and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of euro against the holder’s home currency would result in a decrease in the effective yield of the notes below its coupon rate and, in certain circumstances, could result in a loss to the holder.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euro.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. A U.S. federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

The proposed spin-off of certain of our communication technologies businesses may not be completed on the currently contemplated timeline or terms, or at all, and may not achieve the intended benefits.

The Spin-Off is a complex transaction that is subject to, amongst other things, final approval by our Board of Directors and tax rulings and regulatory approvals, including the effectiveness of a registration statement filed with the SEC. Delays in obtaining the various approvals and rulings could delay or prevent the Spin-Off.

We have and will continue to incur significant expenses in connection with the proposed transaction which may exceed our current expectations. In addition, execution of the Spin-Off will require significant time and attention from our management, which could distract management from the operation of our business and the execution of our other strategic initiatives. We cannot predict with certainty when the benefits expected from the proposed transaction will occur or the extent to which they will be achieved, if at all. If the Spin-Off is consummated, our operational and financial profile will change and we will face new risks, including the possibility of reduced financial resources and less diversification of our revenue sources which could adversely impact our future results. In addition, the changes in our operational and financial profile may not meet some of our shareholders’ investment strategies, which could cause investors to sell their shares and otherwise decrease demand for our common stock. Excess selling could cause the relative market price of our common stock to decrease and be subject to greater volatility following the consummation of the Spin-Off.

If the Spin-Off, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, we and our shareholders could be subject to significant tax liabilities.

A condition to the Spin-Off is the receipt by us of a private letter ruling from the IRS to the effect that, among other things, the distribution of shares to our shareholders, together with certain related transactions, will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the private letter ruling shall not be revoked or modified in any material respect. Although our Board of Directors may waive the condition of receiving the private letter ruling, we do not currently intend to complete the Spin-Off if we have not obtained the ruling substantially to the effect that the distribution, together with certain related transactions, will qualify for tax-free treatment. In addition, we expect to receive an opinion from outside tax counsel that, among other things, the distribution will satisfy certain conditions that the private letter ruling does not address but are relevant to determining whether the distribution will qualify for tax-free treatment. The private letter ruling and tax opinion will rely on certain facts, assumptions, representations and undertakings, including those regarding the past and future conduct of certain of our businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not satisfied, we and our shareholders may not be able to rely on the ruling or the opinion of tax counsel and could be subject to significant tax liabilities. Notwithstanding the private letter ruling and opinion of tax counsel, the IRS could determine on audit that the distribution is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinion that are not covered by the private letter ruling or for other reasons.

If the distribution is determined to be taxable for U.S. federal income tax purposes, we and our shareholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities. For example, if the distribution fails to qualify for tax-free treatment, the transactions would, for U.S. federal income tax purposes, be treated as if the Knowles common stock was sold in a taxable sale for its fair market value, and our shareholders who are subject to U.S. federal income tax would be treated as receiving a taxable distribution in an amount equal to the fair market value of the Knowles common stock received in the distribution.

CURRENCY CONVERSION

All payments of interest and principal, including payments made upon any redemption of the notes, will be made in euros; provided, however, that if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Supplemental Risk Factors.”

EXCHANGE RATES

The table below sets forth, for the periods and dates indicated, based on the noon buying rate published by the Federal Reserve Bank of New York, the period-end, average, high and low rates of U.S. dollars per euro.

U.S. dollar per euro Year ended December 31,	Period End	Average	High	Low
2008	1.3919	1.4726	1.6010	1.2446
2009	1.4332	1.3935	1.5100	1.2547
2010	1.3269	1.3261	1.4536	1.1959
2011	1.2973	1.3931	1.4875	1.2926
2012	1.3186	1.2859	1.3463	1.2062

Period	Period End	Average	High	Low
May 2013	1.2988	1.2983	1.3192	1.2818
June 2013	1.3010	1.3197	1.3407	1.3006
July 2013	1.3282	1.3088	1.3282	1.2774
August 2013	1.3196	1.3314	1.3426	1.3196
September 2013	1.3535	1.3364	1.3537	1.3120
October 2013	1.3594	1.3646	1.3810	1.3490
November 2013 (through November 22, 2013 )	1.3547	1.3470	1.3547	1.3357

As of November 22, 2013, the noon buying rate published by the Federal Reserve Bank of New York for the euro/U.S.$ exchange rate was €1.00 = U.S.$1.3547.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes in this offering will be approximately €             million, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us.

We anticipate that we will use the net proceeds from the sale of the notes for general corporate purposes. General corporate purposes may include repayment of debt, repayment of commercial paper, additions to working capital, capital expenditures, investments in our subsidiaries, any future acquisitions and the repurchase, redemption or retirement of securities, including shares of our common stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2013 on (1) an actual basis and (2) an as adjusted basis solely to give effect to the sale of the         % notes due 2020 offered hereby and the application of the net proceeds therefrom to repay commercial paper. As of November 15, 2013, we had $576.5 million of commercial paper outstanding with a weighted average interest rate of 0.11%. You should read this table in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement. The as adjusted information does not give effect to the Spin-Off nor does it reflect our short-term debt and capitalization in the future.

	September 30, 2013
	Actual	As adjusted
	(in thousands, except par value and share amounts)
Short-term debt
Commercial paper	$668,900	$
Current portion of long-term debt	3,235		3,235

Total short-term debt	$672,135	$

Long-term debt
4.875% notes due October 15, 2015	$299,589		$299,589
5.45% notes due March 15, 2018	348,515		348,515
4.30% notes due March 1, 2021	449,806		449,806
6.65% debentures due June 1, 2028	199,474		199,474
5.375% debentures due October 15, 2035	296,486		296,486
6.60% notes due March 15, 2038	247,837		247,837
5.375% notes due March 1, 2041	345,631		345,631
% notes due 2020 offered hereby(1)	—
Other long-term debt including capital leases	6,053		6,053

Total long-term debt	$2,193,391	$
Less current portion of long-term debt	(3,235)		(3,235)

Long-term debt excluding current portion	$2,190,156	$

Stockholders’ equity
Capital stock, $1 par value, authorized 500,000,000 shares; issued 255,216,964 shares	$255,217		$255,217
Additional paid-in capital	863,793		863,793
Accumulated other comprehensive earnings	62,882		62,882
Retained earnings	7,824,282		7,824,282
Common shares in treasury, at cost; 84,862,771 shares	(3,721,749)		(3,721,749)

Total stockholders’ equity	$5,284,425		$5,284,425

Total capitalization	$8,146,716	$

(1)	The amount of the “as adjusted” column of the above table is the U.S. dollar equivalent of the aggregate principal amount of the notes being offered hereby from euro using an exchange rate of €1.00 = $1.3547, the noon buying rate published by the Federal Reserve Bank of New York for the euro/U.S.$ exchange rate on November 22, 2013.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes included in documents incorporated by reference in this prospectus supplement.

	Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges	9.20x	8.58x	8.44x	7.72x	6.93x	4.75x	6.32x

We have computed these ratios by dividing earnings available for fixed charges for each period by fixed charges for that period. We calculated earnings available for fixed charges by adding pre-tax income from continuing operations and fixed charges. Fixed charges represent the sum of interest expense, including the amount we amortize for debt financing costs, capitalized interest and our estimate of the amount of interest within our rental expense.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma financial statements of Dover consist of unaudited pro forma combined statements of earnings for the nine months ended September 30, 2013, and for the fiscal years ended December 31, 2010, 2011 and 2012 and an unaudited pro forma combined balance sheet as of September 30, 2013. As previously announced, our Board of Directors has approved a plan to spin-off Knowles Corporation (“Knowles”), a company comprising certain of our Communication Technologies business, into a standalone, publicly traded company.

The Historical column in the Unaudited Pro Forma Consolidated Statements of Earnings and in the Unaudited Pro Forma Consolidated Balance Sheet reflects our financial statements for the periods presented and does not reflect any adjustments related to the Spin-Off and related events.

The information in the Separation of Knowles Corporation column in the Unaudited Pro Forma Consolidated Statements of Earnings and in the Unaudited Pro Forma Consolidated Balance Sheet was derived from the annual and interim combined financial statements of Knowles.

The Other column in the Unaudited Pro Forma Consolidated Financial Statements reflects additional pro forma adjustments which are further described in the accompanying notes.

The pro forma information presented is based upon available information as of the date of this prospectus supplement and management assumptions which will be revised as additional information becomes available. The actual adjustments to our financial statements upon the completion of the Spin-Off will depend on a number of factors, including additional information that becomes available and the actual balance sheet of Knowles on the date of the Spin-Off. Therefore, the actual adjustments will differ from the pro forma adjustments set forth herein, and the differences may be material. The pro forma data does not reflect any dividend or distribution that may be made by Knowles to Dover.

The unaudited pro forma consolidated financial information should be read in conjunction with our historical financial statements incorporated by reference into this prospectus supplement and are presented for informational purposes only. The unaudited pro forma consolidated financial statements presented do not purport to represent what our results of operations or financial position would actually have been had the transaction occurred on the dates presented, nor is it intended to be indicative of our future results of operations or financial position. The unaudited pro forma combined financial statements are based on certain assumptions which management believes are reasonable under the circumstances.

DOVER CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

FOR THE YEAR ENDED DECEMBER 31, 2012

(dollars in thousands)

	Historical	Separation of Knowles Corporation	Other	Note		Pro Forma
Revenue	$8,104,339	$(1,117,992)	$—			$6,986,347
Cost of goods and services	4,997,274	(711,000)	—			4,286,274

Gross profit	3,107,065	(406,992)	—			2,700,073
Selling and administrative expenses	1,841,688	(270,928)	—			1,570,760

Operating earnings	1,265,377	(136,064)	—			1,129,313
Interest expense, net	121,141	(56,470)	56,592	(A	)	121,263
Other expense, net	6,665	(678)	—			5,987

Earnings from continuing operations before income taxes	1,137,571	(78,916)	(56,592)			1,002,063
Provision for (benefit from) income taxes	304,452	181	(6,989)	(B	)	297,644

Earnings from continuing operations	$833,119	$(79,097)	$(49,603)			$704,419

See Notes to Unaudited Pro Forma Consolidated Financial Statements

DOVER CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

FOR THE YEAR ENDED DECEMBER 31, 2011

(dollars in thousands)

	Historical	Separation of Knowles Corporation	Other	Note		Pro Forma
Revenue	$7,369,154	$(983,318)	$—			$6,385,836
Cost of goods and services	4,524,351	(605,298)	—			3,919,053

Gross profit	2,844,803	(378,020)	—			2,466,783
Selling and administrative expenses	1,720,954	(231,616)	—			1,489,338

Operating earnings	1,123,849	(146,404)	—			977,445
Interest expense, net	115,525	(39,892)	39,895	(A	)	115,528
Other income, net	(1,938)	(956)	—			(2,894)

Earnings from continuing operations before income taxes	1,010,262	(105,556)	(39,895)			864,811
Provision for (benefit from) income taxes	237,076	(7,099)	(3,979)	(B	)	225,998

Earnings from continuing operations	$773,186	$(98,457)	$(35,916)			$638,813

See Notes to Unaudited Pro Forma Consolidated Financial Statements

DOVER CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

FOR THE YEAR ENDED DECEMBER 31, 2010

(dollars in thousands)

	Historical	Separation of Knowles Corporation	Other	Note		Pro Forma
Revenue	$6,109,507	$(730,444)	$—			$5,379,063
Cost of goods and services	3,686,861	(395,803)	—			3,291,058

Gross profit	2,422,646	(334,641)	—			2,088,005
Selling and administrative expenses	1,499,597	(193,114)	—			1,306,483

Operating earnings	923,049	(141,527)	—			781,522
Interest expense, net	106,371	(20,253)	20,289	(A	)	106,407
Other expense (income), net	3,556	(4,467)	—			(911)

Earnings from continuing operations before income taxes	813,122	(116,807)	(20,289)			676,026
Provision for (benefit from) income taxes	193,625	(7,535)	—	(B	)	186,090

Earnings from continuing operations	$619,497	$(109,272)	$(20,289)			$489,936

See Notes to Unaudited Pro Forma Consolidated Financial Statements

DOVER CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(dollars in thousands)

	Historical	Separation of Knowles Corporation	Other	Note		Pro Forma
Revenue	$6,520,685	$(884,468)	$—			$5,636,217
Cost of goods and services	4,011,461	(571,528)	—			3,439,933

Gross profit	2,509,224	(312,940)	—			2,196,284
Selling and administrative expenses	1,472,333	(211,131)	—			1,261,202

Operating earnings	1,036,891	(101,809)	—			935,082
Interest expense, net	90,761	(36,184)	36,176	(A	)	90,753
Other income, net	(1,206)	586				(620)

Earnings from continuing operations before income taxes	947,336	(66,211)	(36,176)			844,949
Provision for (benefit from) income taxes	192,343	6,615	(5,702)	(B	)	193,256

Earnings from continuing operations	$754,993	$(72,826)	$(30,474)			$651,693

See Notes to Unaudited Pro Forma Consolidated Financial Statements

DOVER CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2013

(dollars in thousands)

	Historical	Separation of Knowles Corporation	Other	Note		Pro Forma
Current assets:
Cash and cash equivalents	$739,824	$(88,590)	$88,590	(C	)	$739,824
Receivables, net of allowances of $20,552 and $1,603	1,437,513	(225,483)	—			1,212,030
Inventories, net	949,618	(149,467)	—			800,151
Prepaid and other current assets	69,857	(10,804)	—			59,053
Deferred tax assets	66,358	(5,846)	—			60,512

Total current assets	3,263,170	(480,190)	88,590			2,871,570

Property, plant and equipment, net	1,148,784	(354,811)	—			793,973
Goodwill	4,158,710	(955,183)	—			3,203,527
Intangible assets, net	1,552,751	(319,505)	—			1,233,246
Other assets and deferred charges	166,215	(15,002)	—			151,213
Assets of discontinued operations	375,500	—	—			375,500

Total assets	$10,665,130	$(2,124,691)	$88,590			$8,629,029

Current liabilities:
Notes payable and current maturities of long-term debt	$672,135	$—	$—			$672,135
Accounts payable	677,994	(141,330)	—			536,664
Accrued compensation and employee benefits	302,684	(38,138)	—			264,546
Accrued insurance	106,879	(1,007)	—			105,872
Other accrued expenses	250,043	(28,935)	—			221,108
Federal and other taxes on income	8,802	—	—			8,802

Total current liabilities	2,018,537	(209,410)	—			1,809,127

Long-term debt	2,190,156	—	—			2,190,156
Notes payable to Parent, net	—	(542,519)	542,519	(C	)	—
Deferred income taxes	519,347	(46,097)	—			473,250
Other liabilities	519,235	(29,213)	—			490,022
Liabilities of discontinued operations	133,430	—	—			133,430
Shareholders’ equity	5,284,425	(1,297,452)	(453,929)	(C	)	3,533,044

Total liabilities and shareholders’ equity	$10,665,130	$(2,124,691)	$88,590			$8,629,029

See Notes to Unaudited Pro Forma Consolidated Financial Statements

DOVER CORPORATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(A)	The pro forma adjustment to interest expense, net includes the removal of interest expense of $56.6 million, $39.9 million, and $20.3 million for the years ended December 31, 2012, 2011, and 2010, respectively, and $36.2 million for the nine months ended September 30, 2013 related to the intercompany net notes payable with Dover that will be settled prior to completion of the Spin-Off.

(B)	Adjustments to the statements of earnings reflect the tax expense computed by applying the statutory income tax rates of the relevant jurisdictions to the pro forma adjustments in Note (A) above, offset by a non-recurring benefit related to the corresponding release of valuation allowance. A zero tax rate has been applied to pro forma adjustments related to the U.S., since Knowles has historically recorded a full valuation allowance in that jurisdiction.

(C)	Represents the settlement of intercompany net notes payable of $542.5 million due from Knowles to Dover at September 30, 2013.

DESCRIPTION OF NOTES

The following description of the terms of the notes offered hereby supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms of debt securities set forth in the accompanying prospectus, to which description reference is hereby made. In this “Description of Notes” section, the terms “we,” “our,” “us,” “the Company” and “Dover” refer solely to Dover Corporation (and not its subsidiaries).

General

The notes will be issued under our indenture dated February 8, 2001 between us and The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (successor to Bank One Trust Company, N.A.)), as supplemented by the first supplemental indenture dated as of October 13, 2005, the second supplemental indenture dated as of March 14, 2008, the third supplemental indenture dated as of February 22, 2011 and the fourth supplemental indenture to be entered into between us, The Bank of New York Mellon, as trustee and The Bank of New York Mellon, London Branch, as Paying Agent (together, the “indenture”).

The notes will constitute a new separate series of notes under the indenture and will mature on                 , 2020.

The notes will bear interest at the rate of     % per year, accruing from                , 2013 or the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the notes annually in arrears on                 of each year, beginning on                 , 2014, to persons in whose names the notes are registered at the close of business on the preceding                 . The amount of interest payable for any interest period will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or                 , 2013 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

We will issue the notes in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

The notes will be our senior unsecured debt obligations and will rank on parity with all of our other senior unsecured indebtedness.

The notes will not have the benefit of any sinking fund. The notes will not be convertible or exchangeable.

The provisions of the indenture relating to defeasance and covenant defeasance as described below and in the accompanying prospectus will apply to the notes.

Transfer of the notes shall be registrable, the notes shall be exchangeable for notes of a like aggregate principal amount, and notices and demands to or on us in respect of the notes and the Indenture, as amended and supplemented, may be served at the office or agency we maintain for such purpose in New York, New York, which shall initially be the Corporate Trust Office of the Trustee in New York, New York.

Issuance in Euro; Payment on the notes

Initial holders will be required to pay for the notes in euro, and all payments of principal of, the redemption price (if any), change of control payments (as defined below, if any), and interest and additional amounts (as defined below, if any), on the notes, will be payable in euros, provided, that if on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Any references in this prospectus supplement to payments being made in euros notwithstanding, payments shall be made in U.S. dollars to the extent set forth under this heading “—Issuance in Euro; Payment on the notes.”

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Supplemental Risk Factors.”

Paying Agent and Registrar

The Bank of New York Mellon (London Branch) will initially act as Paying Agent for the notes. The Bank of New York Mellon will initially act as Security Registrar for the Notes. Upon notice to the Trustee, we may change any Paying Agent or Security Registrar; provided, however, that we will undertake to maintain a Paying Agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income, or any law implementing, or complying with or introduced in order to conform to, such directive.

Business Day

The term “business day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Issuance of Additional Notes

The notes are initially limited in aggregate principal amount to €300,000,000. We may, without the consent of the holders, increase the principal amount of notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue date, issue price, interest accrued prior to the issue date of the additional notes and, in some cases, the first interest payment date. The additional notes will be fungible for U.S. federal income tax purposes, and will have the same ISIN and CUSIP numbers, as the notes offered hereby. Under the indenture, notes and any additional notes we may issue will be treated as a single series for all purposes under the indenture, including for purposes of determining whether the required percentage of the holders of record has given approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all holders.

We also may, without the consent of the holders, issue other series of debt securities under the indenture in the future on terms and conditions different from the series of notes offered hereby.

Optional Redemption

The notes will be redeemable, in whole or in part, at our option and from time to time. If the notes are redeemed before the date that is three months prior to the maturity date of the notes, the notes will be redeemed at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed; and

(2)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus basis points, plus, in each case, accrued interest thereon to, but excluding, the date fixed for redemption.

If the notes are redeemed on or after the date that is three months prior to the maturity date of the notes, the notes may be redeemed at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed, plus accrued interest thereon to, but excluding, the date fixed for redemption.

Installments of interest on notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the holders as of the close of business on the relevant regular record date according to the notes and the indenture.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date fixed for redemption to each registered holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the date fixed for redemption, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee pro rata or by lot.

The notes are also subject to redemption prior to maturity if certain events occur involving U.S. taxation. If any of these special tax events do occur, the notes will be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date fixed for redemption. See “—Redemption for Tax Reasons.”

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us of the principal of, premium, if any, and interest on the notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)	to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(c)	being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)	being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(e)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)	to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or beneficial owner of the notes to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(6)	to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(7)	to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

(8)	to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)	to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(10)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons”, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Any references in this prospectus supplement to principal, premium, interest or any other amount payable in respect of the notes shall be deemed to include additional amounts, as the context shall require.

If we shall be obligated to pay any additional amounts with respect to any payment under or with respect to the notes, we will deliver to the Trustee a certificate of an officer stating that such additional amounts shall be payable and the amounts so payable and setting forth such other information as is necessary to enable the Trustee or other paying agent to pay such additional amounts to the holders of such notes on the payment date. We will make copies of such certificate, as well as copies of tax receipts or other documentation evidencing the payment of the associated taxes or other charges, available to the holders or beneficial owners of the notes upon written request.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes and such obligation cannot be avoided by the use of reasonable measures available to us, then we may at any time at our option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those notes to, but not including, the date fixed for redemption.

Change of Control

If a change of control triggering event occurs with respect to the notes, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the then outstanding notes, as applicable to repurchase all or any part (equal to €1,000 or an integral multiple thereof) of that holder’s notes on the terms set forth in the notes, as applicable, provided that a holder tendering notes for repurchase only in part must retain not less than €100,000 aggregate principal amount of notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued interest, if any, on the notes repurchased to the repurchase date (the “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, we will mail to holders of the notes, and furnish the trustee with a copy thereof, a notice describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the securities on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”). The notice will set forth the instructions determined by the us, consistent with the provisions under this heading “—Change of Control,” that a holder must follow in order to have its notes purchased, and stating that a holder may elect to have such notes purchased by completing the purchase election form annexed to the notes, or a comparable form, together with any other procedures that a holder must follow to accept a change of control offer or effect withdrawal of such acceptance.

The notice will, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than our Company or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than our Company or one of our subsidiaries); or (3) the first day on which a majority of the members of our Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (A) we become a direct or indirect wholly-owned subsidiary of a holding company and (B)(i) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (ii) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event with respect to the notes.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating event” means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or our intention to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform a responsible officer of the trustee assigned to the corporate trust office of the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of this phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

Defeasance; Satisfaction and Discharge

The notes will be subject to defeasance and discharge and to defeasance of certain covenants as set forth below.

Defeasance and Discharge. The indenture provides that, upon our exercise of our option, we will be discharged from all our obligations with respect to the notes, except for certain obligations to exchange or register the transfer of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of the notes of money or Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the notes on their stated maturity in accordance with the terms of the indenture and the notes. Such defeasance or discharge may occur only if, among other things:

•	we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling; or

•	there has been a change in tax law;

in either case to the effect that holders of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

Defeasance of Certain Covenants. The indenture provides that, upon our exercise of our option, we may omit to comply with certain restrictive covenants, and the occurrence of certain events of default will be deemed not to be or result in an event of default, in each case with respect to notes. We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of the notes or Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the notes on their stated maturity and interest payment dates in accordance with the terms of the indenture and the notes. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercised this option with respect to the notes and the notes were declared due and payable because of the occurrence of any event of default, the amount of money and Government Obligations so deposited in trust would be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

As used under this heading “—Defeasance; Satisfaction and Discharge,” the term “Government Obligations” means (i) direct obligations of a Participating Member State, (ii) obligations the timely payment of the principal of and interest on which is fully and unconditionally guaranteed by such Participating Member State, a central bank of a Participating Member State or a governmental agency of such Participating Member State, and (iii) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (i) or (ii) above or in any specific principal or interest payments due in respect thereof, and the term “Participating Member State” means a member state of the European Union which has adopted or adopts the single currency in accordance with the Treaty establishing the European Community (as that Treaty is amended from time to time).

Book-Entry; Delivery and Form; Global Note

We have obtained the information in this section concerning Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro, except as described in this prospectus supplement under “Currency Conversion.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

If,

•	Clearstream or Euroclear is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have approved a qualified successor within 90 days; or

•	upon the request of a holder upon the occurrence and continuance of an event of default with respect to the notes,

we will issue notes in definitive form in exchange for, all or part, as the case may be, the registered global note that had been held by the depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or relevant agent of ours or the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, we may at any time determine that the notes shall no longer be represented by a global note and will issue notes in definitive form in exchange for such global note pursuant to the procedure described above.

Concerning the Trustee

The Bank of New York Mellon, a New York banking corporation, is the trustee under the indenture. We may maintain deposit accounts or conduct other banking transactions with the trustee in the ordinary course of business.

Governing Law

The indenture and the notes will be governed by, and construed and enforced in accordance with, the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL INCOME TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following summary describes generally the material United States federal income considerations with respect to the acquisition, ownership and disposition of a note.

Unless otherwise indicated, this summary addresses only notes purchased at original issue for their original offering price and held by beneficial owners as capital assets (generally, property held for investment), and does not address all of the United States federal income tax considerations that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under United States federal income tax laws (for example, if you are an insurance company, tax-exempt organization, financial institution, broker or dealer in securities or currencies, trader in securities that elects to use the mark-to-market method of accounting for your securities holdings, person subject to the alternative minimum tax, United States expatriate, United States person with a functional currency other than the U.S. dollar, person that holds notes as part of an integrated investment (including a “straddle”), “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid United States federal income tax). It is anticipated and this discussion assumes that the notes will be issued without original issue discount for United States federal income tax purposes.

If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our notes should consult its own tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our notes, as this summary does not address special tax considerations that may be relevant to such a partner.

This summary is based on current provisions of the Code, Treasury regulations, judicial opinions, published positions of the IRS, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice. This summary does not discuss any aspect of state, local or non-United States taxation, or any United States federal tax considerations other than income and estate taxation.

We urge prospective investors in the notes to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of acquiring, holding and disposing of the notes.

United States Holders

This discussion applies to you if you are a “United States Holder.” For this purpose, a “United States Holder” is a beneficial owner of a note that is:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or (2) that existed on August 20, 1996, and elected to continue its treatment as a domestic trust.

Payments of Interest

Stated interest on a note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for United States federal income tax purposes as described below.

If you use the cash method of accounting for United States federal income tax purposes, the amount of interest income you recognize will be the U.S. dollar value of the euros you receive on each interest payment date, based on the U.S. dollar—euro exchange rate in effect on the date of receipt. You will not recognize foreign currency gain or loss with respect to the receipt of such payments.

If you use the accrual method of accounting for United States federal income tax purposes, the amount of income you recognize will be determined using the average U.S. dollar—euro exchange rate in effect during the relevant accrual period. When an accrual period includes but does not end on the last day of your taxable year, the relevant U.S. dollar—euro exchange rate with respect to each partial accrual period will be the average U.S. dollar—euro exchange rate for such partial accrual period. Alternatively, instead of the average U.S. dollar—euro exchange rate during the accrual period, you may elect to use the U.S. dollar—euro exchange rate on the last day of the relevant accrual period (or the last day of your taxable year, if the accrual period includes but does not end on the last day of your taxable year), or the payment date, if such date is within five business days of the last day of the accrual period. If you make this election, it will apply to all debt instruments you hold on or after the beginning of the year in which the election is made and it cannot be revoked without the consent of the IRS.

Regardless of the method you use to accrue interest income, when you actually receive a payment of interest on a note (including, upon the disposition of a rate, the receipt of proceeds which include amounts attributable to accrued interest), you will recognize foreign currency gain or loss with respect to any differences in the U.S. dollar—euro exchange rate used to accrue such interest and the U.S. dollar—euro exchange rate on the payment date. Any foreign currency gain or loss recognized will be ordinary income or loss.

Sale, Exchange, Redemption or Disposition of a Note

Upon the sale, exchange, redemption or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between (i) the amount you realize on the sale, exchange, redemption or other taxable disposition (other than amounts, if any, attributable to accrued but unpaid stated interest, which will be taxable as ordinary interest income to the extent not previously included in income) and (ii) your adjusted tax basis in the note. The amount realized by you upon the sale, exchange, redemption or other taxable disposition of a note for euro will be the U.S. dollar value of the euro received (with the exception of amounts attributable to accrued but unpaid stated interest, which will be taxable as ordinary interest income to the extent not previously included in income), determined on the date of the sale, exchange, redemption or other taxable disposition or, if the notes are traded on an established securities market, on the settlement date in the case of a note sold by a cash method taxpayer or an accrual method taxpayer who elects such treatment. Such an election will apply to all purchases and sales of debt instruments by the accrual method taxpayer that are traded on an established securities market and cannot be revoked without the consent of the IRS. Your adjusted tax basis in a note generally will be the U.S. dollar value of the euro you paid to acquire the note determined on the date of acquisition (or, if the notes are traded on an established securities market, on the settlement date if you are a cash method taxpayer or you are an electing accrual method taxpayer).

The gain or loss you recognize on the sale, exchange, redemption or other taxable disposition of a note generally will be capital gain or loss except to the extent it is attributable to movement in currency exchange rates between the time you purchased the note and the time of its disposition. Foreign currency gain or loss attributable to such fluctuations will equal the difference between (i) the U.S. dollar value of your purchase price in euro of the note, determined using the spot price on the date the note is disposed of, and (ii) the U.S. dollar value of your purchase price in euro of the note, determined using the spot price on the date you acquired the note. Any such foreign currency gain or loss will be treated as ordinary income or loss and is limited to the amount of overall gain or loss realized on the sale, exchange, redemption or other taxable disposition of your note. Any capital gain or loss will be long-term capital gain or loss if, at the time of the sale, exchange, redemption or other taxable disposition, you have held the note for more than one year. Under current United States federal income tax law, net long-term capital gains realized by taxpayers that are individuals, estates or trusts are eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitations.

Sale or Disposition of Euro

If you sell or otherwise dispose of euro, you will have taxable foreign currency gain or loss equal to the difference between the amount of U.S. dollars received and your tax basis in the euro. Your tax basis generally in the euro received as interest on a note or on the sale, exchange, redemption or other taxable disposition of a note will be the U.S. dollar value of such euro when the euro is received. If you purchase euro, you generally will have a tax basis equal to the U.S. dollar value of such euro on the date of purchase. Any gain or loss on the sale or other disposition of euro (including the use of euro to purchase a note) will be ordinary income or loss.

Backup Withholding and Information Reporting

Unless you are an exempt recipient, a backup withholding tax and certain information reporting requirements may apply to payments we make to you of principal of, and interest or premium (if any) on, and proceeds of the sale or exchange before maturity of, a note. Backup withholding and information reporting will not apply to payments that we make on the notes to exempt recipients that establish their status as such, regardless of whether such entities are the beneficial owners of such notes or hold such notes as a custodian, nominee or agent of the beneficial owner. However, with respect to payments made to a custodian, nominee or agent of the beneficial owner, backup withholding and information reporting may apply to payments made by such custodian, nominee or other agent to you unless you are an exempt recipient and establish your status as such.

If you are not an exempt recipient (for example, if you are an individual), backup withholding will not be applicable to payments made to you if you (i) have supplied an accurate Taxpayer Identification Number (usually on an IRS Form W-9), (ii) have not been notified by the

IRS that you have failed to properly report payments of interest and dividends and (iii) in certain circumstances, have certified under penalties of perjury that you have received no such notification and have supplied an accurate Taxpayer Identification Number. However, information reporting will be required in such a case.

Any amounts withheld from a payment under the backup withholding rules will be refunded or allowed as a credit against your United States federal income tax liability, provided that any required information is furnished to the IRS in a timely manner.

Unearned Income Medicare Contribution

A tax of 3.8 percent is imposed on the amount of “net investment income” (or undistributed “net investment income,” in the case of an estate or trust) received by taxpayers with adjusted gross income above certain threshold amounts. “Net investment income” as defined for United States federal Medicare contribution purposes generally includes interest payments and gain recognized from the sale or other disposition of the notes. Tax-exempt trusts, which are not subject to income taxes generally, and foreign individuals will not be subject to this tax. You should consult your own tax advisors regarding the effect, if any, of this tax on your investment in the notes.

Non-United States Holders

This discussion applies to you if you are a “non-United States Holder.” A “non-United States Holder” is a beneficial owner of a note (other than a partnership or entity treated as a partnership for United States federal income tax purposes) that is neither a United States Holder nor a former citizen or resident of the United States, in which case you should consult your tax advisor regarding the United States federal income tax consequences of owning or disposing of a note.

Payments of Interest

Payments of interest that we make to you will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for one of the exceptions described below.

Subject to the discussion of backup withholding below, no withholding of United States federal income tax will be required with respect to payments we make to you of interest provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•	you have provided the required certifications as set forth in Section 871(h) and Section 881(c) of the Code.

To satisfy these certification requirements, you generally will be required to provide in the year in which a payment of interest occurs, or in one of the three preceding years, a statement that:

•	is signed by you under penalties of perjury;

•	certifies that you are the beneficial owner of the notes and are not a United States person; and

•	provides your name and address.

This statement generally may be made on an IRS Form W-8BEN or a substantially similar substitute form and you must inform the recipient of any change in the information on the statement within 30 days of such change. Special certification rules apply to non-United States Holders that are pass-through entities rather than corporations or individuals.

If you are engaged in a United States trade or business and interest received by you on a note is effectively connected with your conduct of such trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment you maintain), you will be exempt from the withholding of United States federal income tax described above, so long as you have provided an IRS Form W-8ECI or substantially similar substitute form stating that interest on the note is effectively connected with your conduct of a trade or business in the United States. In such a case, you will be subject to tax on interest you receive on a net income basis in the same manner as if you were a United States Holder. If you are a corporation, effectively connected income may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable United States income tax treaty).

In addition, you may qualify for an exemption from, or a reduced rate of, United States federal withholding tax under a United States income tax treaty. In general, this exemption or reduced rate of tax applies only if you provide a properly completed IRS Form W-8BEN or substantially similar substitute form claiming benefits under the applicable United States income tax treaty.

Sale, Exchange, Redemption or Disposition of Notes

You generally will not be subject to United States federal income tax on any gain realized upon your sale, exchange, redemption or other taxable disposition of notes unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment you maintain); or

•

you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your notes is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under the treaty. If you are described in the second bullet point above, you generally will be subject to United States tax at a rate of 30% on the gain realized, although the gain may be offset by some United States source capital losses realized during the same taxable year.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments of interest on the notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a note. You may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification procedures required to claim the exemption from withholding tax on interest described above under “Payments of Interest” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code (“FATCA”), unless the “grandfather rule” described below applies, withholding may be required on certain payments to holders of debt obligations of a U.S. issuer (including intermediaries) that do not provide certain information to the applicable withholding agent, which may include the name, address, taxpayer identification number and certain other information with respect to direct and certain indirect United States account holders. If FATCA withholding were to apply, neither we nor any paying agent nor any other person would be required to pay additional amounts as a result of such withholding. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA, which will reduce, but not eliminate the risk of FATCA withholding for investors in or holding notes through financial institutions in such countries. If applicable, FATCA withholding is scheduled to apply to payments of U.S. source dividends, interest, and other fixed payments beginning July 1, 2014 and to payments from the disposition of property producing such payments (e.g. notes) beginning January 1, 2017.

The “grandfather rule” exempts from FATCA withholding, payments related to debt obligations that are outstanding on July 1, 2014 unless such obligations are significantly modified (and thus are treated as being reissued for United States federal income tax purposes) after such date. The notes issued hereunder will be issued prior to, and will be outstanding on, July 1, 2014 and thus will not be subject to FATCA withholding under the “grandfather rule.”

UNDERWRITING

Deutsche Bank AG, London Branch and Goldman, Sachs & Co. are acting as joint book-running managers of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal amount of notes
Deutsche Bank AG, London Branch
Goldman, Sachs & Co.

Total	€300,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the notes if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the underwriters may change the public offering price and other selling terms.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Underwriter	Paid by Dover Corporation
Per note	%

We estimate that our total expenses for this offering, other than the underwriting discount, will be approximately $            .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Deutsche Bank AG, London Branch and              are not U.S. registered broker-dealers, and will not effect any offers or sales of any notes in the United States unless it is through their respective U.S. registered broker-dealer affiliates, including, among others, Deutsche Bank Securities Inc. and             .

New Issue of Notes

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange. We expect trading in the notes on the New York Stock Exchange to begin within 30 days after the original issue date. We cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the sixth London business day following the date of the pricing of the notes (“T+6”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding five business days will be required, by virtue of the fact that the notes initially will settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Sales Outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public which are the subject of the offering contemplated by this prospectus supplement in that Relevant Member State other than:

(1)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(2)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

(3)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(1)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the

“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(2)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’

rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Price Stabilization

In connection with the issue of the notes, Goldman, Sachs & Co. (in this capacity, the “Stabilizing Manager”) (or any person acting on behalf of the Stabilizing Manager) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue of the notes and 60 days after the date of the allotment of the notes. Such stabilization shall be carried out in accordance with applicable laws and regulations. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the Stabilizing Manager.

Any stabilization action may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of stabilization actions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any stabilization action, it may discontinue them at any time.

Other Relationships

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters or their affiliates have a lending relationship with us, and may routinely hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Ivonne M. Cabrera, our Senior Vice President, General Counsel and Secretary, will pass upon the validity of the notes for us. Certain other legal matters will be passed upon for us by Baker & McKenzie LLP. Simpson Thacher & Bartlett LLP will pass upon the validity of the notes for the underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of internal control over financial reporting of the businesses acquired during 2012, comprised primarily of Maag Pump Systems, Production Control Services and Anthony International), given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

DOVER CORPORATION

DEBT SECURITIES

This prospectus contains a general description of the debt securities that Dover Corporation may offer for sale from time to time in one or more offerings. We will describe the specific terms of the debt securities that we offer, and the specific manner in which they may be offered, in one or more prospectus supplements at the time of each offering.

We may sell the debt securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods. If any offering involves underwriters, dealers or agents, we will describe our arrangements with them in the prospectus supplement that relates to that offering.

This prospectus may not be used to offer and sell the debt securities unless accompanied by a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus. Before you invest in any debt securities, you should read this prospectus and the applicable prospectus supplement or supplements, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our debt securities involves risk. See “Risk Factors” on page 2 of this prospectus.

The date of this prospectus is February 16, 2011.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or supplements. We have not authorized any other person to provide you with different information with respect to this offering. This document may only be used where it is legal to sell these securities. You should only assume that the information in this prospectus or any prospectus supplement or supplements is accurate as of the date on the front of the respective document. Our business, properties, financial condition, results of operations and prospects may have changed since that date. We are not, and no underwriter is, making an offer of these debt securities in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)). By using an automatic shelf registration statement, we may, at any time and from time to time, sell debt securities under this prospectus in one or more offerings in an unlimited amount. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, see that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the debt securities that we may offer. Each time we use this prospectus to offer debt securities, we will provide you with a prospectus supplement or supplements that will describe the specific terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

To understand the terms of our debt securities, you should carefully read this document and the applicable prospectus supplement or supplements. Together they provide the specific terms of the debt securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” for information on our company and our business, properties, financial condition, results of operations and prospects. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

References in this prospectus to “Dover,” the “Company,” “we,” “us” and “our” refer to Dover Corporation and its subsidiaries.

DOVER CORPORATION

Dover Corporation, incorporated in 1947 in the State of Delaware, became a publicly traded company in 1955. Dover is a global manufacturer providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets.

We report our results in four reportable business segments: Industrial Products; Engineered Systems; Fluid Management; and Electronic Technologies.

Our corporate headquarters are located at Dover Corporation, 3005 Highland Parkway, Suite 200, Downers Grove, IL 60515, and our telephone number is (630) 541-1540.

Our website is www.dovercorporation.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus.

RISK FACTORS

Our business is subject to risks and uncertainties. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and other SEC filings. It is possible that our business, properties, financial condition, results of operations or prospects could be materially adversely affected by any of these risks and uncertainties.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. In addition, we have filed a registration statement and related exhibits with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov or at our website at www.dovercorporation.com. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

You may also obtain copies of this information at prescribed rates by writing to the public reference section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information which we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede any inconsistent information in this prospectus and in our other filings with the SEC.

We incorporate by reference the following documents that we previously filed with the SEC (other than any information in such documents that is deemed not to be filed):

•	our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 11, 2011 (SEC File No. 001-04018); and

•	our current report on Form 8-K, filed with the SEC on February 15, 2011 (SEC File No. 001-04018).

These documents contain important information about our business and our financial performance.

We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of the filing of the registration statement and prior to the termination of the offering; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus.

You may obtain a free copy of these filings from us by telephoning or writing to us at the following address and telephone number:

Dover Corporation

3005 Highland Parkway, Suite 200

Downers Grove, IL 60515

Attention: Corporate Secretary

Telephone: (630) 541-1540

FORWARD-LOOKING STATEMENTS

Statements included in this prospectus and the documents incorporated by reference may constitute “forward-looking statements” within the meaning of the Securities Act, the Exchange Act and the Private Securities Litigation Reform Act of 1995. Statements in this prospectus that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “indicates,” “suggests,” “will,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion” and similar words or phrases or use of the future tense. These statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, industries in which Dover companies operate and the U.S. and global economies. We cannot assure you that any forward-looking statement will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties, and the possibility of inaccurate assumptions, including the factors discussed under “Risk Factors” in our filings with the SEC incorporated by reference. Other important factors to consider in evaluating forward-looking statements include:

•	current economic conditions and uncertainties in the credit and capital markets;

•	our ability to achieve expected savings from integration, synergy and other cost-control initiatives;

•	the ability to identify and successfully consummate value-adding acquisition opportunities;

•	our ability to integrate successfully new businesses or assets that we acquire;

•	increased competition and pricing pressures in the markets served by our operating companies;

•	the ability of our companies to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements;

•	the impact of loss of a single-source manufacturing facility;

•	increases in the cost of raw materials;

•	adverse changes in customer demand;

•	political events that could impact the worldwide economy;

•	the impact of natural disasters and their effect on global energy markets;

•	a downgrade in our credit ratings;

•	international economic conditions including interest rate and currency exchange rate fluctuations;

•	the relative mix of products and services which impacts margins and operating efficiencies;

•	short-term capacity constraints;

•	domestic and foreign governmental and public policy changes including environmental regulations and tax policies (including domestic and international export subsidy programs, research and experimentation credits and other similar programs);

•	unforeseen developments in contingencies such as litigation;

•	protection and validity of patent and other intellectual property rights;

•	the cyclical nature of the business of some of our companies;

•	domestic housing industry weakness;

•	instability in the countries where we conduct business; and

•	possible future terrorist threats or events and their effect on the worldwide economy.

In addition, forward-looking statements could be affected by other general industry and market conditions and growth rates, and general domestic and international economic conditions. It is not possible to predict or identify all risk factors and uncertainties.

If known or unknown risks or uncertainties materialize, or if underlying assumptions prove inaccurate, actual results could vary materially from anticipated, estimated or projected results. Any forward-looking statements are made as of the date of the document in which they appear. We do not undertake to update any forward-looking statement that we may make from time to time, except as required by law.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, any future acquisitions and the repurchase, redemption or retirement of securities, including shares of our common stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes included in documents incorporated by reference in this prospectus.

	Years Ended December 31,
	2010	2009	2008	2007	2006
Ratios of earnings to fixed charges	7.58	4.48	7.07	7.71	8.34

We have computed these ratios by dividing earnings available for fixed charges for each period by fixed charges for that period. We calculated earnings available for fixed charges by adding pre-tax income from continuing operations and fixed charges. Fixed charges represent the sum of interest expense, including the amount we amortize for debt financing costs, capitalized interest and our estimate of the amount of interest within our rental expense.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. We will issue the debt securities under an indenture dated February 8, 2001, as amended, between us and The Bank of New York Mellon, as trustee. A copy of the indenture is filed as or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We may issue debt securities from time to time in one or more series. We will describe in a prospectus supplement the particular terms of each series, or of debt securities forming a part of a series, which are offered by that prospectus supplement. If any information in the prospectus supplement differs from the general terms described below, you should rely on the information in the prospectus supplement with respect to the particular debt securities being offered.

The following description of the debt securities summarizes certain of the material provisions of the indenture and the debt securities. This summary is not intended to be a full restatement of all the terms of the debt securities. We urge you to read the indenture and, with respect to any particular debt securities, the indenture supplement related to such debt securities which will be described in the applicable prospectus supplement or supplements, because they, and not this description, will define your rights as a holder of the debt securities.

The numerical references in parentheses below are to sections of the indenture. Unless otherwise indicated, terms used in the following summary that are defined in the indenture have the meanings used in the indenture.

We conduct substantially all our business through subsidiaries. Although the debt securities are our senior obligations, they are effectively subordinated to all existing and future liabilities of our subsidiaries. The indenture does not restrict the ability of our subsidiaries to incur indebtedness. Because we are a holding company, our ability to service our indebtedness is dependent on dividends and other payments made to us on our investments in our subsidiaries.

General

The indenture provides that we may issue debt securities in separate series from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. (Section 301) The debt securities will be our unsecured obligations and will rank on parity with all of our other unsecured and unsubordinated indebtedness.

We will set forth in the applicable prospectus supplement or supplements the price or prices at which the debt securities we will offer will be issued. We will also describe the following terms of such debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the date or dates on which the principal of any of the debt securities will be payable;

•	the person to whom any interest on any of the debt securities of the series will be payable, if other than the person in whose name that debt security is registered at the close of business on the regular record date for such interest;

•	the rate or rates at which any of the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the regular record date for any such interest payable on any interest payment date;

•	the place or places where the principal of and any premium and interest on any of the debt securities will be payable;

•	the period or periods within which, the price or prices at which and the terms and conditions on which we may redeem any of the debt securities in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase any of the debt securities pursuant to any sinking fund or analogous provision or at the option of the holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which we will redeem or purchase any of the debt securities in whole or in part, pursuant to any such obligation;

•	the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

•	if other than the currency of the United States of America, (a) the currency, currencies or currency units in which the principal of or any premium or interest on any of the debt securities will be payable, and (b) the manner in which the equivalent of the principal amount thereof in the currency of the United States of America will be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time;

•	if other than the entire principal amount of the debt securities, the portion of the principal amount of any of the debt securities which will be payable upon declaration of acceleration of the maturity thereof;

•

if the principal amount payable at the stated maturity of any of the debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date, or, in any such case, the manner in which the deemed principal amount is to be determined;

•	if applicable, that the debt securities, in whole or any specified part, are defeasible pursuant to certain provisions of the indenture and, if other than by a board resolution, the manner in which any election by the Company to defease such securities shall be evidenced;

•	whether any of the debt securities will be issuable in whole or in part in the form of one or more global securities and, if so, the respective depositaries for the global securities and the form of any legend or legends any such global security will bear in addition to or in lieu of the legend referred to in the indenture;

•	if different from those described in the indenture, any circumstances under which any global security may be exchanged in whole or in part for debt securities registered, and any transfer of a global security in whole or in part may be registered, in the names of persons other than the depositary for such global security or its nominee;

•	any addition to or change in the events of default applicable to any of the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indenture applicable to any of the debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture. (Section 301)

We may sell debt securities, including original issue discount securities, at a substantial discount below their principal amount. We may describe in the applicable prospectus supplement or supplements certain special United States federal income tax considerations, if any, applicable to debt securities sold at an original issue discount. In addition, we may describe in the applicable prospectus supplement or supplements certain special United States federal income tax or other considerations, if any, applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement or supplements, only in denominations of $1,000 and integral multiples thereof. (Section 302)

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

Subject to the terms of the indenture and the limitations applicable to global securities, holders may present debt securities for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed, at the office of the security registrar or at the office of any transfer agent we designate for such purpose. Holders will not incur any service charge for any registration of transfer or exchange of debt securities. We may require, however, payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration. Such transfer or exchange will occur at such time as the security registrar or such transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar. We will name in the applicable prospectus supplement or supplements any transfer agent, in addition to the security registrar, we initially designate for any debt securities. (Section 305) We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 1002)

If the debt securities of any series, or of any series and specified terms, are to be redeemed in part, we will not be required to:

•	issue, register the transfer of or exchange any security of that series, or of that series and specified terms, as the case may be, during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such security that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any security so selected for redemption, in whole or in part, except the unredeemed portion of any such security being redeemed in part. (Section 305)

Global Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities which will have an aggregate principal amount equal to that of the debt securities represented thereby. Each global security (a) will be registered in the name of a depositary or a nominee of such depositary identified in the applicable prospectus supplement or supplements, (b) will be deposited with such depositary or nominee or a custodian, and (c) will bear a legend regarding the restrictions on exchanges and registration of transfer of such security referred to below and any such other matters as may be provided for pursuant to the indenture.

Notwithstanding any provision of the indenture or any security described here, no global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as a depositary as required by the indenture;

•	there has occurred and is continuing an event of default with respect to the debt securities represented by such global security; or

•	there exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement.

All securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct. (Sections 204 and 305)

As long as the depositary, or its nominee, is the registered holder of a global security, we will consider the depositary or such nominee, as the case may be, to be the sole owner and holder of such global security and the debt securities represented thereby for all purposes under the debt securities and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not:

•	be entitled to have such global security or any debt securities represented thereby registered in their names;

•	receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor; or

•	be considered to be the owners or holders of such global security or any debt securities represented thereby for any purpose under the debt securities or the indenture.

We will make all payments of principal of and any premium and interest on a global security to the depositary or its nominee, as the case may be, as the holder of such security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, and to persons that may hold beneficial interests through these institutions. These institutions are called participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by (a) the depositary, with respect to participants’ interests, or (b) any such participant, with respect to interests of persons held by such participant on their behalf. Payments, transfers, exchanges and others matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. We, the trustee and any of our agents will not have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a security on any interest payment date will be made to the person in whose name such security, or one or more predecessor securities, is registered at the close of business on the regular record date for such interest. (Section 307)

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the person entitled to such payment as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement or supplements the corporate trust office of the trustee in The City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents we initially designate for the debt securities of a particular series will be named in the applicable prospectus supplement or supplements. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 1002)

All moneys we pay to a paying agent for the payment of the principal of or any premium or interest on any security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such security after such time may look only to us for payment of the principal of or any premium or interest on the security. (Section 1003)

Covenants

The indenture contains the following covenants:

Limitation on Secured Debt

We may not, and may not permit any restricted subsidiary to, incur or guarantee any evidence of indebtedness for money borrowed secured by a lien on any (a) principal property or any part thereof, (b) capital stock of a restricted subsidiary we or any restricted subsidiary now own or hereafter acquire or (c) debt of a restricted subsidiary owed to us or any of our restricted subsidiaries, except if:

•	we effectively provide that the debt securities are secured equally and ratably with, or, at our option, prior to, such secured debt; and

•	any other debt required to be so secured, unless the aggregate amount of all such secured debt, plus all our and our restricted subsidiaries’ attributable debt with respect to sale and leaseback transactions involving principal properties (with the exception of such transactions which are excluded under the indenture), would not exceed 10% of our consolidated net tangible assets.

The foregoing restriction will not apply to, and we will exclude from debt in any computation under such restriction, the following items:

•	debt secured by a lien in our favor or in favor of a restricted subsidiary;

•	debt secured by a lien in favor of governmental bodies to secure progress or advance payments or payments pursuant to contracts or statute;

•	debt secured by a lien on property, capital stock or debt existing at the time of acquisition thereof, including acquisition through merger, consolidation or otherwise;

•	debt incurred or guaranteed to finance the acquisition of property, capital stock or debt, or to finance construction on, or improvement or expansion of, property, which debt is incurred within 180 days of such acquisition or completion of construction, improvement or expansion, and is secured solely by a lien on the property, capital stock or debt acquired, constructed, improved or expanded;

•	debt consisting of industrial revenue or pollution control bonds or similar financing secured solely by a lien on the property the subject thereof; or

•	any extension, renewal or replacement of any debt referred to in the third and fourth clauses above. (Section 1008)

Limitation on Sale and Leaseback Transactions

Neither we nor any restricted subsidiary may enter into any sale and leaseback transaction involving any principal property or any part thereof after the date of the indenture unless the aggregate amount of all our attributable debt and that of our restricted subsidiaries with respect to such transactions plus all secured debt to which the restrictions described above apply would not exceed 10% of our consolidated net tangible assets.

The foregoing restriction will not apply to any sale and leaseback transaction, and we will exclude any sale and leaseback transaction from attributable debt in any computation under such restriction, if:

•	the lease is for a period of three years or less, including renewal rights;

•	the lease secures or relates to industrial revenue or pollution control bonds or similar financing;

•	the transaction is between us and a restricted subsidiary or between restricted subsidiaries; or

•	we or such restricted subsidiary, within 180 days after the sale is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of the principal property leased or (B) the fair market value of the principal property leased either to (1) the retirement of debt securities, other of our funded debt ranking on a parity with the debt securities, or funded debt of a restricted subsidiary or (2) the purchase of other property which will constitute a principal property having a value at least equal to the value of the principal property leased. (Section 1009)

Mergers, Consolidations and Certain Sales of Assets

We will not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer or lease or otherwise dispose of all or substantially all of our properties and assets to any person or group of affiliated persons or permit any of our restricted subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of our and our restricted subsidiaries’ properties and assets on a consolidated basis to any other person or group of affiliated persons, unless the following conditions, among others, are met. In a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, our successor entity must be organized under the laws of the United States of America or any State thereof or the District of Columbia and must expressly assume, by a supplemental indenture executed and delivered to the trustee in form satisfactory to the trustee, all of our obligations under the indenture. Immediately before and after giving effect to such transaction and treating any debt which becomes our or our restricted subsidiary’s obligation as a result of such transaction as if incurred at the time of the transaction, no event of default or event that with the passing of time or the giving of notice, or both, would constitute an event of default can have occurred and be continuing. If, as a result of any such transaction, our property or assets or that of any restricted subsidiary would become subject to a lien prohibited by the provisions of the indenture, we or our successor entity must have secured the debt securities as required by the indenture.

Events of Default

Each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

•	failure to pay principal of or any premium on any security of that series when due;

•	failure to pay any interest on any debt securities of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, in respect of any security of that series;

•	failure to perform any other of our covenants in the indenture, other than a covenant included in the indenture solely for the benefit of a series other than that series, continued for 60 days after written notice has been given by the trustee, or the holders of at least 10% in principal amount of the outstanding debt securities of that series, as provided in the indenture; and

•	certain events in bankruptcy, insolvency or reorganization involving us or any restricted subsidiary. (Section 501)

If an event of default, other than the last event of default described in the paragraph above, with respect to the debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series, or, in the case of any security that is an original issue discount security or the principal amount of which is not then determinable, such portion of the principal amount of such security, or such other amount in lieu of such principal amount, as may be specified in the terms of such security, to be due and payable immediately. If the last event of default described in the paragraph above with respect to the debt securities of any series at the time outstanding occurs, the principal amount of all the debt securities of that series, or, in the case of any such original issue discount security or other security, such specified amount, will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived as provided in the indenture. (Section 502)

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 512)

No holder of a security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507)

However, such limitations do not apply to a suit instituted by a holder of a security for the enforcement of payment of the principal of or any premium or interest on such security on or after the applicable due date specified in such security. (Section 508)

We will furnish to the trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults. (Section 1004)

Modification and Waiver

Supplemental Indentures Requiring Consent of Holders

We (with the authorization of our board of directors) and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment, provided that no such modification or amendment may, without the consent of the holder of each outstanding security affected by such modification or amendment:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any security;

•	reduce the principal amount of, or any premium or interest on, any security;

•	reduce the amount of principal of an original issue discount security or any other security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any security;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify such provisions with respect to modification and waiver except to increase percentages or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected thereby. (Section 902)

Supplemental Indentures Not Requiring Consent of Holders

Without the consent of any holders of debt securities, we and the trustee may supplement the indenture, among other things, to:

•	evidence that another entity has succeeded us and assumed the covenants and obligations of us under the debt securities and the indenture;

•	add covenants for the benefit of the holders of debt securities, or to surrender any right or power conferred to us under the indenture;

•	add additional events of default for the benefit of holders of debt securities;

•	add to or change any provision in the indenture to the extent necessary for the debt securities to be issued in bearer form, and with or without interest coupons, or to permit the issuance of debt securities in uncertificated form; or

•	modify or eliminate any provision of the indenture in respect of the debt securities; provided that such modification (A) will not apply to any debt security created prior to the execution of such supplemental indenture and entitled to the benefit of the existing provision, nor modify the rights of the holder of any debt securities with respect to the existing provision or (B) will only become effective with there is no such debt security outstanding.

•	pledge property to the trustee as security for the debt securities;

•	establish the form and terms of any series of debt securities as permitted by in the indenture;

•	evidence any change of the trustee with respect to any series of debt securities, or provide for the administration of the trusts under the indenture by an additional trustee; or

•	cure any ambiguity, correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision in the indenture or make any other provisions with respect to matters or questions arising under the indenture; provided that the interests of the holders of the debt securities are not adversely affected. (Section 901)

The holders of a majority in principal amount of the outstanding debt securities of any series may waive our compliance with certain restrictive provisions of the indenture. (Section 1010) The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding security of such series affected. (Section 513)

The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the indenture as of any date:

•	the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity thereof to such date;

•	if, as of such date, the principal amount payable at the stated maturity of a security is not determinable, for example, because it is based on an index, the principal amount of such security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such security; and

•	the principal amount of a security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such security, of the principal amount of such security, or, in the case of a security described in either of the first two clauses above, of the amount described in that clause. Certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1302 of the indenture, will not be deemed to be outstanding. (Section 101)

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. Holders of the requisite principal amount of such debt securities within a specified period following the record date must take such action for it to be effective. For any particular record date, this period will be 180 days or such period as we may specify, or as the trustee may specify, if it set the record date, and may be shortened or lengthened, but not beyond 180 days, from time to time. (Section 104)

Redemption

The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement or supplements for that series. Generally, we must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

•	the principal amount being redeemed;

•	the redemption date;

•	the redemption price;

•	the place or places of payment;

•	the CUSIP number of the debt securities being redeemed;

•	whether the redemption is pursuant to a sinking fund; and

•	that on the redemption date, interest will cease to accrue (Section 1104);

On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (Section 1105)

If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair. (Section 1103) After the redemption date, such securities shall cease to bear interest, and holders of debt securities which were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (Section 1106)

Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement or supplements, we may elect, at our option at any time, to have certain provisions of the indenture relating to defeasance and discharge of indebtedness or defeasance of certain restrictive covenants in the indenture, applied to the debt securities of any series, or to any specified part of a series. (Section 1301)

Defeasance and Discharge

The indenture provides that, upon our exercise of our option, if any, to have Section 1302 of the indenture applied to any debt securities, we will be discharged from all our obligations with respect to such debt securities, except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. Such defeasance or discharge may occur only if, among other things:

•	we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling; or

•	there has been a change in tax law;

in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

Defeasance of Certain Covenants

The indenture provides that, upon our exercise of our option, if any, to have Section 1303 of the indenture applied to any debt securities, we may omit to comply with certain restrictive covenants, including any that may be described in the applicable prospectus supplement or supplements, and the occurrence of certain events of default, including any that may be described in the applicable prospectus supplement or supplements, will be deemed not to be or result in an event of default, in each case with respect to such debt securities. We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of such debt securities, money or U.S. Government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercised this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments. (Sections 1303 and 1304)

Notices

We will provide notices to holders of debt securities by mail to the addresses of such holders as they may appear in the security register. (Sections 101 and 106)

Title

We, the trustee and any of our agents or those of the trustee may treat the person in whose name a security is registered as the absolute owner of such security, whether or not such security may be overdue, for the purpose of making payment and for all other purposes. (Section 308)

Governing Law

The indenture and the debt securities will be governed by, and construed and enforced in accordance with, the law of the State of New York. (Section 112)

Certain Definitions

Set forth below is a summary of certain defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (Section 101)

“Attributable Debt” means, with respect to a lease in a sale and leaseback transaction, the total net amount of rent required to be paid during the remaining primary term of such lease, discounted at a rate per annum equal to 6.45% calculated in accordance with generally accepted accounting practices. The net amount of rent required to be paid under any such lease for any such period will be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance, repairs, insurance, taxes, assessments, utility, operating and labor costs and similar charges.

“Capital Stock” means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participation, including partnership interests, whether general or limited, of such person.

“Consolidated Net Tangible Assets” means the aggregate amount of our assets and that of our subsidiaries after deducting (a) all liabilities other than deferred income taxes, commercial paper, short-term bank debt, funded debt and shareholders’ equity, and (b) all goodwill and other intangibles.

“Funded Debt” means (a) all debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (b) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles, such rental obligations to be included as funded debt at the amount so capitalized at the date of such computation and to be included for the purposes of the definition of consolidated net tangible assets both as an asset and as funded debt at the amount so capitalized.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, other than any easement not materially impairing usefulness or marketability, encumbrance, preference, priority or other security agreement, or any equivalent of any of the foregoing under the laws of any applicable jurisdiction, on or with respect to such property or assets, including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

“Principal Property” means any facility we or any restricted subsidiary owns the gross book value of which, including related land, improvements, machinery and equipment so owned, without deduction of any depreciation reserves, on the date as of which the determination is being made exceeds 1% of consolidated net tangible assets.

“Restricted Subsidiary” means any subsidiary which owns a principal property.

“Sale and Leaseback Transaction” means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person more than 180 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement will be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

“Subsidiary” means (a) a corporation more than 50% of the voting stock of which we and/or one or more subsidiaries owns or (b) any other person (other than a corporation) of which we and/or one or more subsidiaries has at least a majority ownership and power to direct the policies, management and affairs.

PLAN OF DISTRIBUTION

We may sell the debt securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the debt securities offered by this prospectus and any prospectus supplement or supplements will be passed upon for us by Joseph W. Schmidt, Esq., our Vice President, General Counsel and Secretary.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

€300,000,000

Dover Corporation

        % Notes due 2020

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Deutsche Bank

Goldman, Sachs & Co.

                , 2013